EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HomeTrust Bank to Open Commercial Loan Production Office in Roanoke

Expansion into Virginia Supports Strategic Growth Strategy to Further Leverage Capital, Create Scale and Increase Operating Efficiencies over an Expanded Market Footprint

Asheville, NC June 5, 2014 – HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI), the holding company for HomeTrust Bank (the “Bank”), announced today that the Bank will open a Commercial Loan Production Office in downtown Roanoke on June 30, 2014.  This HomeTrust Loan Production Office, located at 316 Jefferson Street, will serve the Roanoke Valley with commercial banking and lending services.  The Bank intends to further develop its market presence in this area by adding full service banking offices in the near future.

“We’re pleased to welcome an experienced commercial banking team to expedite our expansion into Virginia,” said Dana Stonestreet, Chairman, President and CEO.   “The Roanoke Valley market is a logical expansion to our Piedmont, North Carolina market and provides the opportunity to serve additional businesses in this region.”

Since HomeTrust converted to stock in July 2012, the Company has announced three acquisitions.  As a result of these acquisitions, including the recent acquisition of Jefferson Bancshares, Inc., the pending acquisition of Bank of Commerce, located in Charlotte, North Carolina and this new Loan Production Office, the Bank will have grown its franchise from 20 to 35 banking offices, expanding its geographic footprint into South Carolina, Tennessee and Virginia and increased assets from $1.6 billion to $2.1 billion, and its deposits from $1.2 billion to $1.7 billion.

HomeTrust Bank | Roanoke Commercial Banking Team:

Adam Shores, Market President, brings over 12 years of commercial banking experience to HomeTrust focusing on the banking needs of commercial and industrial operating companies, municipalities, and real estate investors throughout the Roanoke Valley.  Actively involved in the local community, Adam serves on the Board of Directors of the Salem Rotary Club and previously served on the Board of Directors of Big Brothers / Big Sisters of Southwest Virginia, the Roanoke Valley Hokie Club, and the Roanoke City Technical Education Foundation. He received a Bachelor of Science degree in Finance from Virginia Tech.

Catherine “Cathy” Hartman, Senior Credit Officer, has over 25 years of credit and commercial underwriting experience focusing on commercial and industrial operating companies, commercial real estate and construction lending. Cathy earned a Bachelor of Business Administration from Roanoke College.

Precious “Penny” Witt, Treasury Management Sales Officer, brings over 28 years of banking experience to the Roanoke team. Penny is proficient in many areas of banking, including branch management, operations, training and education, merchant services, and treasury management.

Lana Thompson, Commercial Support Specialist, comes to HomeTrust with 15 years of banking experience, including branch management, operations, and commercial banking administration.

“We are all pleased to be part of the HomeTrust Bank team,” said Adam Shores, Market President.   “As a growing, regional bank, HomeTrust has the resources and expertise to serve the credit and deposit needs of Roanoke Valley businesses.  Our local banking team has been a part of the Roanoke Valley community for decades and we’re looking forward to continuing to serve our clients with a bank that is committed to the growth and development of our business community. “

About HomeTrust

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. HomeTrust currently has assets of $2.1 billion.  The Bank, founded in 1926, is a community-focused financial institution committed to providing value added community banking through its 34 offices in North Carolina (including the Asheville metropolitan area and the “Piedmont” region), South Carolina (Greenville), and East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown). The Bank is the 8th largest community bank headquartered in North Carolina.

On March 4, 2014, HomeTrust announced it entered into a merger agreement to acquire Bank of Commerce headquartered in Charlotte, North Carolina. That transaction is anticipated to close in the third calendar quarter of 2014. Bank of Commerce has one office in midtown Charlotte. As of March 31, 2014, Bank of Commerce had total assets of $126.4 million.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from the acquisitions of Bank of Commerce and Jefferson Bancshares, Inc. (“ acquisitions”) might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the Bank of Commerce merger might not be obtained; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available on our website at www.hometrustbanking.com and on the SEC’s website at www.sec.gov. Any of the forward–looking statements that we make in this release or our SEC filings are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock price performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
HomeTrust Bancshares, Inc.
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon - Senior Vice President, Chief Financial Officer, and Treasurer
828-259-3939